EXHIBIT 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in the Registration Statements of Strata Skin Sciences, Inc. on Form S-3 (Nos. 333-139056, 333-145740, 333-159274, 333-189118, 333-194649, 333-198249, and 333-205797) and Form S-8 (Nos. 333-136183, 333-161286, 333-189119, and 333-208397) of our report dated March 15, 2016, on our audits of the consolidated financial statements as of December 31, 2015 and 2014 and for each of the years in the two-year period ended December 31, 2015, which report is included in this Annual Report on Form 10-K to be filed on or about March 15, 2016.

/s/ EisnerAmper LLP

New York, New York
March 15, 2016